Exhibit 16.1

October 15, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.  20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of lnterMetro Communications, Inc. (the "Company") Form 8-K dated October 14, 2014, captioned "Changes in Registrant's Certifying Accountant," as provided by the Company and have the following comments:

1.  We agree with the statements made in the first four paragraphs of the Form 8-K as they related to our firm.
2.  We have no basis on which to agree or disagree with the statements made in the final paragraph of the Form 8-K.

GUMBINER SAVETT INC.

By: /s/ Rachel Simon, CPA
       Senior Vice President

1723 Cloverfield Boulevard
Santa Monica, California 90404
phone: 310.828.9798   •   800.989.9798
fax: 310.829.7853  •  310.453.7610
www.gscpa.com	AICPA • PCAOB • CalCPA • Independent Member of B K R International